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                          INVESTMENT ADVISORY AGREEMENT



                                                             March 31, 1992



  BEA Associates
  One Citicorp Center
  153 East 53rd Street
  New York, New York 10022

  Dear Sirs:

         The Latin America Investment Fund, Inc. (the "Company"), a corporation organized under the laws of the state of Maryland, herewith confirms its agreement with BEA Associates (the "Adviser"), a general partnership organized under the laws of the state of New York, as follows:

         1. INVESTMENT DESCRIPTION; APPOINTMENT

         The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Registration Statement and Articles of Incorporation, as amended, have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company with respect to all investments other than external debt obligations of Latin American governments or governmental entities ("Sovereign Debt"), for which Salomon Brothers Asset Management Inc. ("SBAM") will serve as investment adviser. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

         2. SERVICES AS INVESTMENT ADVISER

         Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Company's assets other than Sovereign Debt in accordance with its investment objective and policies as stated in the Company's Registration Statement as from time to time in effect, (c) make investment decisions and

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exercise voting rights in respect of portfolio securities other than
Sovereign Debt for the Company, (d) place purchase and sale orders on behalf of the Company for all investments other than Sovereign Debt, (e) monitor and evaluate the services provided by the Company's investment sub-advisers under the investment sub-advisory agreements and (f) supervise, monitor and evaluate the services provided by the Company's Brazilian economic adviser and administrator under the Brazilian economic advisory and administration agreement. In providing these services, the Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

         3. BROKERAGE

         In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

         4. INFORMATION PROVIDED TO THE COMPANY

         The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

         5. STANDARD OF CARE

         The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of


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its obligations and duties under this Agreement ("disabling conduct"). The
Company will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or
(ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of non-party directors who are not "interested persons" of the Company or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Company for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide a security in form and amount acceptable to the Company for its undertaking;
(b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

         6. COMPENSATION

         (a) In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser after the end of the calendar quarter during which the date set forth above occurs and after the end of each calendar quarter thereafter a fee for the previous quarter computed at an annual rate of 1.0625% of the first US$100 million of the Company's average weekly net assets, .9775% of the next US$50 million and .8925% of amounts above US$150 million.

         The Adviser (or, as provided below, the Company) and SBAM shall pay to each of the sub-investment advisers of the Company (the "Sub-Advisers") the fees payable under each investment Sub-Advisory Agreement relating to the Company among the Company, the Adviser, SBAM and each such Sub-Adviser. The Adviser and SBAM each shall pay that portion of the fees payable to the Sub-Advisers in the same proportion as its advisory fees received from the Company bears to the Company's combined fees for investment advice. In the event that any one of the Investment Sub-Advisory Agreements is terminated, the Adviser shall be

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responsible for furnishing to the Company the services required to be performed by such Sub-Adviser under the respective Investment Sub-Advisory Agreement relating to investments other than Sovereign Debt or arranging for a successor sub-investment adviser with respect to such investments on terms and conditions acceptable to the Company and subject to the requirements of the Investment Company Act of 1940.

         The Company agrees that, at the request of the Adviser, it will pay the Sub-Advisers directly in local currency the amounts payable to each of the Sub-Advisers for sub-advisory services, provided that the fee payable to the Adviser hereunder shall be reduced to the extent of amounts so paid to the Sub-Adviser. The fee payable to the Adviser for the period from the date set forth above to the end of the first calendar quarter thereafter shall be prorated according to the proportion that such period bears to the full quarterly period.

         (b) Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company's net assets shall be computed at the times and in the manner specified in the Company's Registration Statement as from time to time in effect.

         7. EXPENSES

         The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Company, except as otherwise may be provided in any separate agreement between the Company and the Adviser, as well as the fees of all directors of the Company who are affiliated with the Adviser or any of its affiliates. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees; fees of directors of the Company who are not officers, directors, or employees of the Adviser, SBAM, the Sub-Advisers, any U.S. or foreign administrator, the Company's Brazilian economic adviser or any of their affiliates; U.S. Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of

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Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses.

         8. SERVICES TO OTHER COMPANIES OR ACCOUNTS

         The Company understands that the Adviser now acts, will continue to act or may act in the future as investment adviser to investment fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         9. TERM OF AGREEMENT

         This Agreement shall become effective as of the date set forth above and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by vote of holders of a majority of the Company's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

         10. ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties hereto.


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         11. CHANGES IN PARTNERSHIP

         The Adviser shall notify the Company of any change in the membership of the Adviser within a reasonable time after such change.

         12. GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

         13. COUNTERPARTS

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                        Very truly yours,

                                        THE LATIN AMERICA INVESTMENT FUND, INC.


                                        By:  /s/
                                             ---------------------------
                                              Name:
                                              Title:

Accepted:

BEA ASSOCIATES


By:  /s/
     ---------------------------
      Name:
      Title:


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